June 25, 1999

Board of Directors eVision USA.Com, Inc.
1700 Lincoln Street, 32nd Floor
Denver, Colorado  80203

Re:   Form S-3 Registration Statement
      Opinion of Counsel

Gentlemen:

     You have requested our opinion as to certain matters under the Colorado Business Corporation Act that relate to the 6,554,523 shares of $0.01 par value common stock ("Common Stock") issuable upon exercise of outstanding warrants ("Warrants") of the Company and the 15,913,487 shares of Common Stock issuable upon conversion of outstanding convertible debentures ("Convertible Debentures"), all of which are described on the cover page of the Registration Statement on Form S-3 that the Company plans to file with the United States Securities and Exchange Commission.

     We have reviewed the Articles of Incorporation, as amended and restated, of the Company, the minutes of the meetings of the board of directors and of the shareholders of the Company and such other documents we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that, assuming the exercise price of the Warrants is paid for upon the exercise thereof, the 6,554,523 shares of Common Stock underlying the Warrants, when issued, will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act, and that, assuming conversion of the Convertible Debentures, the 15,913,487 shares of Common Stock underlying the Convertible Debentures, when issued, will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

     This opinion is limited to the applicability of the Colorado Business Corporation Act to the shares of Common Stock. This opinion does not cover or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any state common law, or any other federal law.

     We consent to your describing this firm as having issued this opinion in the Prospectus which is a part of the Registration Statement referenced above.

                                       /s/ SMITH MCCULLOUGH, P.C.